Exhibit 10.2

CREDIT AGREEMENT

dated as of May 30, 2025

among

KINETIK HOLDINGS LP,

as Borrower

THE LENDERS PARTY HERETO,

TORONTO DOMINION (TEXAS) LLC

as Administrative Agent,

PNC BANK, NATIONAL ASSOCIATION and MIZUHO BANK, LTD.

as Co-Syndication Agents,

and

BOFA SECURITIES, INC. and TRUIST BANK

as Co-Documentation Agents

TD SECURITIES (USA) LLC, PNC CAPITAL MARKETS LLC, MIZUHO BANK, LTD., BOFA SECURITIES, INC., TRUIST SECURITIES, INC., COBANK, ACB, U.S. BANK NATIONAL ASSOCIATION, MUFG BANK, LTD., SUMITOMO MITSUI BANKING CORPORATION and WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Joint Bookrunners

i

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SCHEDULES AND EXHIBITS

EXHIBITS:

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing/Interest Election Request
Exhibit D	[Reserved]
Exhibit E	[Reserved]
Exhibit F-1 – F-4	U.S. Tax Compliance Certificates

SCHEDULES:

Schedule A	Pricing Grid
Schedule 1.1	Existing Indebtedness
Schedule 2.1	Commitments
Schedule 3.7	Subsidiaries
Schedule 7.1	Liens

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of May 30, 2025, is among KINETIK HOLDINGS LP, a Delaware limited partnership (the “Borrower”), the LENDERS (as defined below) party hereto, TORONTO DOMINION (TEXAS) LLC, as Administrative Agent, PNC CAPITAL MARKETS LLC and MIZUHO BANK, LTD. as Co-Syndication Agents and BOFA SECURITIES, INC. and TRUIST BANK as Co-Documentation Agents.

Borrower, Lenders, the Administrative Agent, and the other Agents party hereto hereby agree as follows:

ARTICLE I.

Definitions

SECTION 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR” means, when used in reference to any Loan or Borrowing, whether such Loan, the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition Period” means, if the Borrower has provided a Qualified Acquisition Notice, the period beginning with the Qualified Acquisition Closing Date and ending on the earliest of (a) the first anniversary of such Qualified Acquisition Closing Date, and (b) the date on which the Borrower notifies the Administrative Agent that it desires to end the Acquisition Period for such Qualified Acquisition.

“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means Toronto Dominion (Texas) LLC, in its capacity as administrative agent for the Lenders.

“Administrative Agent’s Office” means TD North Tower, 26th Floor, 77 King Street West, Toronto, ON M5K 1A2, Canada, Attn: Agency Administration, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Loan” is defined in Section 2.18(f).

“Affiliate” means, with respect to a specified Person, at a given time, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” is defined in Section 9.3(a).

“Agents” means each of the Administrative Agent, the Co-Syndication Agents and the Co-Documentation Agents.

“Agreement” means this Credit Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day plus 1%, provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 p.m. New York time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 0.0%, such rate shall be deemed to be 0.0% for purposes of this Agreement.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other laws, rules, and regulations of any jurisdiction concerning bribery, corruption or money laundering, including, without limitation, the Bribery Act 2010 of the United Kingdom.

“Applicable Lending Office” means, for each Lender and for each Type of Loan, such office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify in writing to the Administrative Agent and Borrower as the office by which its Loans of such Type are to be made and/or issued and maintained.

“Applicable Percentage” means, with respect to any Lender, the percentage (carried out to the ninth decimal place) of the total Commitments represented by such Lender’s Commitment; provided that, when a Defaulting Lender shall exist, “Applicable Percentage” (a) shall be adjusted for purposes of Section 2.21 as set forth in Section 2.21 and (b) shall mean for Loans made during such time the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and adjustments due to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rating Level” means (a) at any time the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt are equivalent ratings, the level set forth in the chart below under the heading “Applicable Rating Level” (a “Level”) opposite the ratings under the headings “Moody’s” and “S&P”, and (b) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Levels, then the Applicable Rating Level shall be, (i) in the event that there are two available ratings and there is a split in ratings, the highest rating will apply unless there is more than one level between the ratings and then the level one below the highest rating will apply; (ii) if only one rating shall be in effect for the Index Debt (other than by reason of the circumstances referred to in the penultimate sentence of this definition), then the Applicable Rating Level shall be such rating; (iii) if there is no rating for the Index Debt from Moody’s or S&P, then the Applicable Rating Level shall equal Level V; and (iv) if the ratings established or deemed to have been established by Moody’s or S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rating Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rating Level shall be determined by reference to the rating most recently in effect prior to such change or cessation. Changes in the Applicable Rating Level will occur automatically without prior notice.

Applicable Rating Level	Moody’s	S&P
Level I	≥ Baa2	≥ BBB
Level II	Baa3	BBB-
Level III	Ba1	BB+
Level IV	Ba2	BB
Level V	≤ Ba3	≤ BB-

“Applicant” means the Borrower.

“Arrangers” is defined in Section 9.1(e).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer and/or president, the chief financial officer, and the treasurer, of such Person or any general partner of such Person, and any officer or employee of such Person (or general partner of such Person) specified as such to the Administrative Agent in writing by any of the aforementioned officers of such Person (or general partner of such Person).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Rating” means, with respect to any Person, the ratings established or deemed to have been established by Moody’s and S&P for the senior, unsubordinated, unsecured long term debt of such Person.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or consented to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate Margin” means, for any day, the applicable rate per annum set forth under the caption “Base Rate Margin”, based upon the Applicable Rating Level applicable on such date and as more fully set forth on Schedule A. Each change in the Base Rate Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. Changes in the Base Rate Margin will occur automatically without prior notice.

“Benchmark” means, initially, with respect to any SOFR Loan, the Adjusted Term SOFR Rate; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR or Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Daily Simple SOFR; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any SOFR Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earlier to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Blackstone Funds” means, individually or collectively, any investment fund, co-investment vehicles and/or other similar vehicles or accounts, in each case managed or advised by an Affiliate of Blackstone Inc., or any of their respective successors.

“Borrower” has the meaning assigned to such term in the Preamble.

“Borrower Audited Annual Financials” is defined in Section 5.1(a).

“Borrower Parent” means (a) as of the Effective Date, Kinetik Holdings Inc., a Delaware corporation and (b) following the consummation of any Permitted Change in Control, a direct or indirect parent company of the Borrower and designated by the Borrower in a written notice delivered to the Administrative Agent.

“Borrower Parent Annual Financials” is defined in Section 5.1(a).

“Borrower Unaudited Annual Financials” is defined in Section 5.1(a).

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by Borrower for a Borrowing in accordance with Section 2.3, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a SOFR Loan, the term “Business Day” shall only include any such day that is a U.S. Government Securities Business Day.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within twelve (12) months from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred eighty (180) days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody’s, (c) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder and (d) money market investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et. seq., as amended from time to time.

“Change in Control” means the occurrence of any of the following:

(a) Borrower Parent ceases to own or control the General Partner or the General Partner ceases to have the power to exercise control over and direct the management policies and decisions of the Borrower; or

(b) at any time, any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) (other than the Permitted Holders or a corporation or other entity owned, directly or indirectly, by the shareholders of Borrower Parent in substantially the same proportions as their ownership of the stock of Borrower Parent) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934, as amended) of more than 50% of the outstanding economic interests and Voting Stock of the Borrower Parent.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of (i) a merger or other combination of Borrower Parent and Borrower or (ii) the consummation of any transaction or series of integrated transactions pursuant to which (x) the Borrower or the Borrower Parent becomes a direct or indirect wholly-owned subsidiary of one or more parent companies and (y) immediately following that transaction no Person (other than a Permitted Holder or one or more of such parent companies satisfying the requirements of this provision) is the beneficial owner, directly or indirectly, of more than 50% of the economic interests and the Voting Stock of such parent companies (any transaction or series of transactions under the preceding clause (ii), shall be referred to herein as a “Permitted Change in Control”).

“Change in Law” means the occurrence, after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty by any Governmental Authority, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender, by any Applicable Lending Office of such Lender or by such Lender’s holding company, if any with any rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, guidelines or directives thereunder or issued in connection therewith and (ii) all rules, guidelines or directives concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” to the extent enacted, adopted, promulgated, or issued by any Governmental Authority or otherwise having the force of law, regardless of the date enacted, adopted or issued.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” means BofA Securities, Inc. and Truist Bank, in their capacity as co-documentation agents.

“Co-Syndication Agents” means PNC Bank, National Association and Mizuho Bank, Ltd., in their capacity as co-syndication agents.

“Commercial Operation Date” means the date on which a Qualified Project is substantially complete and commercially operable.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite such Lender’s name on Schedule 2.1, as amended from time to time pursuant to the terms and conditions of this Agreement, or in the applicable Assignment and Assumption Agreement, pursuant to which such Lender shall have assumed its Commitment, as such commitment may be (a) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.4, (b) [reserved] and (c) terminated pursuant to Section 4.1. The amount of the Commitment represents such Lender’s maximum Credit Exposure hereunder. The initial amount of each Lender’s Commitment is set forth on Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments is $1,150,000,000.

“Communications” is defined in Section 10.1(d).

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower, its Subsidiaries and the Joint Ventures, but with respect to the latter, only to the extent of the Borrower’s or Subsidiaries’, as applicable, proportionate interest therein, for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Indebtedness” means, without duplication, (a) all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis minus (b) the aggregate amount of cash and Cash Equivalents of the Borrower and its Subsidiaries on a consolidated basis at such time (excluding any restricted cash and Cash Equivalents and any cash or Cash Equivalents subject to any Lien other than (i) any Lien in favor of the Administrative Agent that secures the Obligations, or (ii) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business). For purposes of the foregoing, (A) Indebtedness of a Joint Venture that is Limited Recourse shall be excluded in the calculation of Consolidated Net Indebtedness and (B) Indebtedness of a non-wholly owned Subsidiary (other than a Joint Venture) that would be Limited Recourse if such non-wholly owned Subsidiary were a Joint Venture shall be excluded in an amount equal to the product of the outstanding principal balance of such Indebtedness times the percentage of the ownership of such non-wholly owned Subsidiary attributable to the noncontrolling interests in such non-wholly owned Subsidiary.

“Consolidated Net Tangible Assets” means the total assets of the Borrower and its Subsidiaries as of the end of the Borrower’s most recent fiscal quarter for which a consolidated balance sheet of the Borrower and its Subsidiaries is available, minus the sum of (i) all current liabilities (excluding the current portion of any long-term debt) of the Borrower and its Subsidiaries reflected on such balance sheet, and (ii) total goodwill (other than goodwill or amortizable intangibles related to contractual agreements) and other intangible assets of the Borrower and its Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code or Section 4001 of ERISA.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Exposure” means, with respect to any Lender at any time, the sum calculated in US Dollars of the outstanding principal amount of such Lender’s Loans at such time.

“Credit Party” means the Administrative Agent, or any other Lender.

“Daily Simple SOFR” means, for any day (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “Simple SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to (i) if such Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Simple SOFR Rate Day or (ii) if such Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any Simple SOFR Determination Day, SOFR in respect of such Simple SOFR Determination Day has not been published on the SOFR Administrator’s Website, then SOFR for such Simple SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive Simple SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If Daily Simple SOFR as determined above would be less than the Floor, then Daily Simple SOFR shall be deemed to be the Floor.

“Debt” of any Person means indebtedness, including capital leases, shown as debt on a consolidated balance sheet of such Person prepared in accordance with GAAP.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, as reasonably determined by the Administrative Agent in consultation with the Borrower, any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) [Reserved], or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after written request by the Administrative Agent, acting in good faith, to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon (i) the Administrative Agent’s receipt of such confirmation, and (ii) compliance in full by such Lender with its funding obligations under this Agreement as of the date of such confirmation (subject to any exception to funding set forth in clause (a) above), or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action; provided that a Lender shall not be a “Defaulting Lender” solely by reason of events relating to a parent company of such Lender or solely because a governmental authority has been appointed as receiver, conservator, trustee or custodian for such Lender, in each case as described in clause (d) above, if and for so long as both the Administrative Agent and the Borrower, each in its sole and absolute discretion, is satisfied that such Lender will continue to perform its obligations hereunder relating to Loans, such mutual satisfaction being evidenced by written confirmation signed and delivered by the Administrative Agent and the Borrower to the other, either of which may revoke such confirmation by written notice delivered to the other, upon which such Lender will again be a Defaulting Lender; provided further that a Lender shall not be a “Defaulting Lender” solely by reason of an Undisclosed Administration.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” means a division under Delaware law (or any comparable event under a different jurisdiction’s laws) of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“EBITDA” means, for any period, the Consolidated Net Income for such period,

(a) excluding, without duplication and to the extent included in determining such consolidated net income: (i) consolidated interest expense for such period, (ii) consolidated Taxes based on income, profits or capital of the Borrower and its Subsidiaries for such period, (iii) all amounts attributable to depreciation and accretion for such period and amortization of intangible assets for such period, (iv) nonrecurring or unusual noncash gains or losses (including (A) gains and losses in respect of dispositions of assets and (B) impairment charges in respect of tangible or intangible assets) for such period, (v) noncash increases and decreases in net income for such period due to the accounting for trading and hedging agreements, (vi) the cumulative effect for such period of a change in accounting principles, (vii) any fees and expenses for such period relating to the Transactions, (viii) the income or loss of any Person other than a Subsidiary or Joint Venture in which the Borrower or any Subsidiary has an ownership interest, (ix) the income or loss of, and any cash dividends or similar cash distributions paid to, any Subsidiary that is not wholly owned, directly or indirectly, by the Borrower to the extent such income or loss or such amounts are attributable to the noncontrolling interests in such Subsidiary, and (x) any undistributed net income of a Subsidiary to the extent that the ability of such Subsidiary to make Restricted Payments to the Borrower or another Subsidiary is, as of the date of determination of EBITDA, restricted by its organizational documents, any contractual obligations (other than this Agreement or anything permitted hereunder) or any applicable Law;

(b) including, the amount of any Qualified Project EBITDA Adjustment, if applicable;

(c) including, the amount of any Qualified Acquisition EBITDA Adjustment, if applicable; and

(d) including, without duplication, any cash dividends or similar cash distributions made by any Person to the Borrower or to any Subsidiary.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means a date agreed upon by the Borrower and the Administrative Agent as the date on which the conditions specified in Section 4.1 of this Agreement are satisfied (or waived in accordance with Section 10.2 of this Agreement).

“Effectiveness Notice” means a notice and certificate of the Borrower properly executed by an Authorized Officer of the Borrower addressed to the Lenders and delivered to the Administrative Agent, whereby the Borrower certifies satisfaction of all the conditions precedent to the effectiveness under Section 4.1 of this Agreement.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations, decrees, judgments, injunctions, legally binding notices or legally binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters relating to the exposure of Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the rules, regulations and interpretations thereunder, in each case as in effect from time to time.

“Erroneous Payment” has the meaning specified in Section 9.8(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.8(d).

“Erroneous Payment Impacted Class” has the meaning specified in Section 9.8(d).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.8(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” is defined in Article VIII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Indebtedness” means the Indebtedness listed on Schedule 1.1 hereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means any Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with the most recent financial statements of the Borrower and its Subsidiaries delivered to the Lenders pursuant hereto.

“General Partner” means Kinetik Holdings GP LLC, a Delaware limited liability company, and its successors as general partner of the Borrower.

“Good Faith” means honesty in fact in the conduct of the transaction concerned.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Material” means (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste,” as defined by the Resource Conservation and Recovery Act; or (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other Environmental Law.

“Highest Lawful Rate” is defined in Section 10.12.

“Indebtedness” of any Person means all (i) Debt, and (ii) guaranties or other contingent obligations in respect of the Debt of any other Person.

“Indemnified Taxes” means Taxes, other than Excluded Taxes.

“Index Debt” means senior, unsecured, non-credit enhanced, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, or (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, with respect to clause (c), such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided, further, that upon the occurrence and during the continuance of an Event of Default, any Person (other than a Lender) shall be an Ineligible Institution if after giving effect to any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding Credit Exposure or Commitments, as the case may be.

“Interest Election Request” means a request by Borrower to convert or continue a Borrowing in accordance with Section 2.8, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September, December and the Maturity Date, and (b) with respect to any SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and the Maturity Date and, in the case of a SOFR Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first (1st) day of such Interest Period.

“Interest Period” means, with respect to any SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day, or, with the consent of the Administrative Agent, such other day, in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), in each case as Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a SOFR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a SOFR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request and (iv) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means the following entities (other than wholly-owned Subsidiaries) in which Borrower or its Subsidiaries owns the following interests: (i) a 27.5% or less (but not zero) equity interest in the EPIC Crude pipeline, as such ownership interest may be increased from time to time, (ii) a 33% or less (but not zero) equity interest in the Shin Oak pipeline, as such ownership interest may be increased from time to time, (iii) a 55.48% or less (but not zero) equity interest in the Permian Highway Pipeline, as such ownership interest may be increased from time to time, and (iv) any other Person that is a bona fide joint venture between the Borrower and its Subsidiaries and one or more non-Affiliates of the Borrower or its Subsidiaries , which joint venture does not meet the definition of Subsidiary (provided that if the Borrower and its Subsidiaries are not the operator of such Joint Venture, then the definition of “subsidiary” shall be interpreted solely for such purpose with the “50%” therein being replaced with “60%”) and the Borrower delivers a certificate to the Administrative Agent identifying such entity and specifying the Borrower’s or its applicable Subsidiaries’ ownership interest therein.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Leverage Ratio” means, as of the date of determination, the ratio of (i) Consolidated Net Indebtedness on the date of such calculation to (ii) EBITDA for the 12-month period ending on or immediately before such date.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or security interest of any kind, granted or created to secure Indebtedness; provided, however, that, with respect to any prohibitions of Liens on Property, the following transactions shall not be deemed to create a Lien to secure Indebtedness: (i) production payments and (ii) liens required by statute and created in favor of U.S. governmental entities to secure partial, progress, advance, or other payments intended to be used primarily in connection with air or water pollution control.

“Limited Recourse” means, with respect to any Joint Ventures and the Indebtedness and other obligations of such Joint Venture:

(a) neither the Borrower nor any Subsidiary guarantees or is otherwise liable in respect of, or provides credit support of any kind for the Indebtedness or other obligations of such Joint Venture other than (i) a pledge of the Capital Stock in, or Indebtedness or other obligations of, such Joint Venture or one or more other Joint Ventures, (ii) the provision of development, operations and maintenance services on an arms-length basis in the ordinary course of business, and (iii) to the extent such Indebtedness constitutes Project Financing, any guarantees of the Joint Venture’s performance of the acquisition, improvement, installation, design, engineering, construction, and development of all or any portion of the project that is financed by a Project Financing, except any such guaranty which is a guaranty of any Indebtedness relating to such Project Financing; and

(b) no default on the Indebtedness or other obligations of such Joint Venture (including any rights that the holders of the Indebtedness or other obligations may have to take enforcement action against such Joint Venture) would permit upon notice, lapse of time or both any holder of Indebtedness of the Borrower or any of its Subsidiaries to declare a default on such Indebtedness of the Borrower or any of its Subsidiaries or cause the payment of such Indebtedness of the Borrower or any of its Subsidiaries to be accelerated or payable prior to its stated maturity.

“Loan” means any loan made by the Lenders to Borrower pursuant to this Agreement.

“Loan Document” means this Agreement, the Parent Guarantee, the Borrowing Request, any Interest Election Request, any Assignment and Assumption, any election notice, the agreement with respect to fees described in Section 2.12(c), and each other agreement, document or instrument delivered by Borrower or any other Person in connection with this Agreement, as such may be amended, restated, supplemented or otherwise modified from time to time.

“Material Adverse Effect” means, as to any matter, that such matter could reasonably be expected to materially and adversely affect the assets, business, properties, or financial condition of the Borrower and its Subsidiaries, in each case taken as a whole.

“Maturity Date” means May 30, 2028.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency in the United States.

“Net Proceeds” means 100% of the cash proceeds received from the incurrence or issuance by the Borrower or any of its Subsidiaries of any debt for borrowed money (other than, for the avoidance of doubt, any borrowings under the Revolving Credit Agreement), net of all taxes paid or reasonably estimated to be payable (including any Permitted Tax Distributions) as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with any such incurrence or issuance.

“Non-Consenting Lender” means any Lender that does not consent to any proposed amendment, modification termination, waiver or consent with respect to any of the provisions contemplated by Section 10.2, for which the consent of the Required Lenders shall have been obtained and the consent of such Lender is required to approve such amendment, modification termination, waiver or consent.

“Non-Defaulting Lender” is defined in Section 2.18(f).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means, at any time, the sum of (i) the outstanding principal amount of any Loans plus (ii) [Reserved] plus (iii) all accrued and unpaid interest and other fees due pursuant to Section 2.12 plus (iv) all other obligations of Borrower to any Lender or any Agent, whether or not contingent, arising under or in connection with any of the Loan Documents.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in US Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent Guarantee” shall mean the Guaranty Agreement, dated as of the date hereof, by Borrower Parent, in favor of the Administrative Agent.

“Participant Register” is defined in Section 10.4(g).

“Participants” is defined in Section 10.4(e).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means a “pension plan,” as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which Borrower or any corporation, trade or business that is, along with Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Holders” means, collectively, (a) the Blackstone Funds, and any of their Affiliates, controlled investment vehicles, and any fund managed or administered by the Blackstone Funds or any of their Affiliates and (b) ISQ Global Infrastructure Fund II L.P., and any of its Affiliates, controlled investment vehicles, and any fund managed or administered by such Person or any of its Affiliates; provided, however, excluding any operating portfolio companies of the foregoing.

“Permitted Tax Distributions” means (a) dividends or distributions by Borrower or a Subsidiary to any direct or indirect parent of Borrower in an amount required for any such direct or indirect parent to pay franchise, excise and similar taxes, (b) with respect to any taxable period (or portion thereof) for which Borrower and any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar income tax group for U.S. federal and/or applicable foreign, state or local income tax purposes (each, a “Tax Group”) of which a direct or indirect parent of Borrower is the common parent, or for which Borrower is a partnership or disregarded entity for U.S. federal or applicable foreign, state or local income tax purposes that is wholly-owned (directly or indirectly) by an entity that is taxable as a corporation for such income tax purposes, dividends or distributions by Borrower or an applicable Subsidiary, as may be relevant, to any direct or indirect parent of Borrower in an amount not to exceed the sum of (i) the amount of any U.S. federal, foreign, state and/or local income taxes that Borrower and/or its Subsidiaries that are members of the relevant Tax Group, as applicable, would have paid for such taxable period had the Borrower and/or such Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group and (ii) such amounts as are needed to pay any amounts owed by a direct or indirect parent of Borrower under any tax receivable agreement entered into in connection with any acquisition of property (whether assets or equity interests) by Borrower or its Subsidiaries and that contains customary terms for similar transactions; or (c) with respect to any taxable period or portion thereof during which Borrower is a pass-through entity (including a partnership or disregarded entity) for U.S. federal income tax purposes, dividends or distributions by Borrower to any member or partner of Borrower, on or prior to each estimated tax payment date as well as each other applicable due date, on a pro rata basis, such that each such member or partner (or its direct or indirect members or partners, if applicable) receives, in the aggregate for such period, payments or distributions sufficient to equal the sum of (i) such member or partner’s U.S. federal, state and/or local income taxes (as applicable) attributable to its direct or indirect ownership of Borrower and its Subsidiaries with respect to such taxable period (assuming that such member or partner is subject to tax at the highest combined marginal U.S. federal, state, and/or local income tax rates (including any tax rate imposed on “net investment income” by Section 1411 of the Code)) applicable to an individual or, if higher, a corporation, resident in New York, New York or San Francisco, California (whichever is higher and for the avoidance of doubt, regardless of the actual rate applicable to such member or partner), determined by taking into account (A) the deductibility of state and local income taxes for U.S. federal income tax purposes (disregarding any deduction that is subject to a dollar limitation), (B) the alternative minimum tax, (C) any U.S. federal, state and/or local (as applicable) loss carryforwards of such member or partner available from losses of such member or partner attributable to its direct or indirect ownership of Borrower and its Subsidiaries for prior taxable periods ending after the date of this Agreement to the extent such loss is of a character that would allow such loss to be available to reduce taxes in the current taxable period (taking into account any limitations on the utilization of such loss to reduce such taxes and to the extent such loss had not already been utilized), (D) the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income, and (E) any adjustment to such member or partner’s taxable income attributable to its direct or indirect ownership of Borrower and its Subsidiaries as a result of any tax examination, audit or adjustment with respect to any period or portion thereof, and (ii) in the case of such member or partner that is a direct or indirect parent of Borrower with an obligation under any tax receivable agreement entered into in connection with any acquisition of property (whether assets or equity interests) by Borrower or its Subsidiaries) and that contains customary terms for similar transactions, such amounts as are needed by it during the relevant period to pay amounts owed by it under such tax receivable agreement.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, joint venture, partnership, association, trust, company, firm, Governmental Authority or any other entity, whether acting in an individual, fiduciary or other capacity.

“Platform” is defined in Section 10.1(d).

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent in its reasonable discretion) or any similar release by the Board (as determined by the Administrative Agent in its reasonable discretion). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Project Financing” means any Indebtedness incurred to finance or refinance the acquisition, improvement, installation, design, engineering, construction, development, completion, or operation of all or any portion of any project, which is Limited Recourse.

“Property” means (i) any property owned or leased by the Borrower or any Subsidiary, or any interest of the Borrower or any Subsidiary in property, which is considered by the Borrower to be capable of producing oil, gas, or minerals in commercial quantities, (ii) any interest of the Borrower or any Subsidiary in any refinery, processing or manufacturing plant owned or leased by the Borrower or any manufacturing plant owned or leased by the Borrower or any Subsidiary, (iii) any interest of the Borrower or any Subsidiary in all present and future oil, gas, other liquid and gaseous hydrocarbons, and other minerals now or hereafter produced from any other Property or to which the Borrower or any Subsidiary may be entitled as a result of its ownership of any Property, and (iv) all real and personal assets owned or leased by the Borrower or any Subsidiary used in the drilling, gathering, processing, transportation, or marketing of any oil, gas, and other hydrocarbons or minerals, except (a) any such real or personal assets related thereto employed in transportation, distribution or marketing or (b) any interest of the Borrower or any Subsidiary in, any refinery, processing or manufacturing plant, or portion thereof, which property described in clauses (a) or (b), in the opinion of the board of directors, managers or similar governing body or management of the Borrower or its general partner, as applicable, is not a principal plant or principal facility in relation to the activities of the Borrower and its Subsidiaries taken as a whole.

“Qualified Acquisition” means any one of more transactions (i) pursuant to which the Borrower or any of its Subsidiaries acquires or has agreed to acquire (or a direct or indirect parent company of the Borrower acquires and contributes to the Borrower or any of its Subsidiaries), for an aggregate purchase price of not less than $35,000,000, (A) at least 20% (or if such percent or more is already owned, any additional incremental amount) of the issued and outstanding Capital Stock of any other Person or (B) other property or assets of, or of any operating division or business unit of, any other Person (other than acquisitions of Capital Stock of such Person and acquisitions by Borrower or any of its Subsidiaries of inventory or supplies in the ordinary court of business) and (ii) which is designated by the Borrower by a Qualified Acquisition Notice.

“Qualified Acquisition Closing Date” means the closing date for a Qualified Acquisition.

“Qualified Acquisition EBITDA Adjustment” means, with respect to any Qualified Acquisition, an adjustment to EBITDA as if such Qualified Acquisition occurred on the first day of the relevant period; provided that (a) such pro forma adjustment (i) shall be calculated based on (A) for the first fiscal quarter ending on or after the applicable Qualified Acquisition Closing Date, the actual EBITDA of the Person or assets being acquired for such first fiscal quarter multiplied times four (4), (B) for the second fiscal quarter ending on or after the Qualified Acquisition Closing Date, the actual EBITDA of the Person or assets being acquired for such two fiscal quarter period multiplied times two (2), (C) for the third fiscal quarter ending on or after the Qualified Acquisition Closing Date, the actual EBITDA of the Person or assets being acquired for such three fiscal quarter period multiplied times four-thirds (4/3), and (D) for each fiscal quarter thereafter, the actual EBITDA of the Person or assets being acquired for such relevant period, and (ii) shall be increased by, without duplication (and, in each case, without duplication of any items to the extent accounted for in the computation of Consolidated Net Income), the amount of “run rate” cost savings, operating expense reductions and other revenue or cost synergies that are projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken no later than 24 months after the date of such Qualified Acquisition relating to such Qualified Acquisition, net of the amount of actual benefits realized during such period from such actions; provided that the aggregate amount of all adjustments pursuant solely to this clause (ii) during any period shall be limited to 30% of the total actual consolidated EBITDA of the Borrower and its Subsidiaries for the immediately preceding fiscal quarter ending on or prior to the date of determination, calculated on an annualized basis (which total actual consolidated EBITDA shall be determined without including any Qualified Acquisition EBITDA Adjustments), and (b) the Administrative Agent shall receive such documentation, including financial statements and projections, reasonably requested by the Administrative Agent supporting such pro forma adjustments.

“Qualified Acquisition Notice” means Borrower’s written notice of its election to designate a transaction as a Qualified Acquisition.

“Qualified Project” means the acquisition, construction or expansion of any capital project by the Borrower or any of its Subsidiaries, or by a joint venture in which the Borrower or any of its Subsidiaries owns an equity interest, the aggregate capital cost of which exceeds or is reasonably expected to exceed $20,000,000.

“Qualified Project EBITDA Adjustments” means with respect to each Qualified Project:

(a) prior to the Commercial Operation Date of a Qualified Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Qualified Project) of an amount (determined by the Borrower in good faith in a commercially reasonable manner and certified by the chief financial officer of the general partner of the Borrower and approved by the Administrative Agent) equal to the projected consolidated EBITDA attributable to such Qualified Project (including, in the case of a Qualified Project of a joint venture, the Borrower or its Subsidiaries’ pro rata share of projected EBITDA for such joint venture attributable to the equity interest of the Borrower and its Subsidiaries in such joint venture (calculated in accordance with the definition of “EBITDA” as if such joint venture were a Subsidiary)) for the first twelve-month period following the scheduled Commercial Operation Date of such Qualified Project (such amount referred to as “Projected Post-Operation EBITDA” and to be determined based on projected revenues from such Qualified Project, scheduled Commercial Operation Date, and other reasonable factors), which may, at the Borrower’s option, be added to actual consolidated EBITDA for the fiscal quarter in which construction of such Qualified Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Qualified Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual consolidated EBITDA attributable to such Qualified Project following such Commercial Operation Date)(calculated, in the case of a joint venture, in accordance with the definition of “EBITDA” as if such joint venture were a Subsidiary); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; provided, further, however, that if the Commercial Operation Date occurs on a date other than the last day of a fiscal quarter, then the applicable reduction shall be prorated by multiplying the applicable reduction percent by a fraction, the numerator of which is the number of days during the period beginning on the scheduled Commercial Operation Date through (and including) the last day before the actual Commercial Operation Date and the denominator of which is the number of days during the period beginning on (and including) the scheduled Commercial Operation Date through (and including) the last day of the fiscal quarter during which the actual Commercial Operation Date occurs; and

(b) for each of the first four full fiscal quarters after the Commercial Operation Date, the difference between Projected Post-Operation EBITDA and actual consolidated EBITDA through the end of the applicable quarter attributable to such Qualified Project (calculated, in the case of a joint venture, in accordance with the definition of “EBITDA” as if such joint venture were a Subsidiary); provided that, in the event such actual consolidated EBITDA shall materially differ from Projected Post-Operation EBITDA through the end of the applicable quarter, Projected Post-Operation EBITDA shall be redetermined in respect of the then unexpired portion of the first four fiscal quarters after the Commercial Operation Date in the same manner as set forth in clause (a) above, such amount to be approved by the Administrative Agent, which may, at the Borrower’s option, be added to actual consolidated EBITDA for the Borrower and its Subsidiaries for such fiscal quarters.

Notwithstanding the foregoing:

(i) no such additions shall be allowed with respect to any Qualified Project unless:

(1) prior to the delivery of the first certificate required by Section 5.1(c) (or such later time as the Administrative Agent may agree in its sole discretion), to the extent Qualified Project EBITDA Adjustments will be made to consolidated EBITDA in determining compliance with Article VI as of the end of the applicable fiscal quarter covered by such certificate, the Borrower shall have delivered to the Administrative Agent written pro forma projections of consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Qualified Project; and

(2) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent;

(ii) the aggregate amount of all Qualified Project EBITDA Adjustments during any period shall be limited to 30% of the total actual consolidated EBITDA of the Borrower and its Subsidiaries for the immediately preceding fiscal quarter ending on or prior to the date of determination, calculated on an annualized basis (which total actual consolidated EBITDA shall be determined without including any Qualified Project EBITDA Adjustments); and

(iii) for the avoidance of doubt, the foregoing consolidated EBITDA adjustments shall be adjusted with respect to the portion of consolidated EBITDA which would be attributable to any non-wholly owned Subsidiaries of the Borrower or joint ventures to reflect only the Borrower’s pro rata ownership interest in such Subsidiaries and joint ventures.

“Receivables Purchase Agreement” means that certain Receivables Purchase Agreement dated April 2, 2024 by and among Kinetik Receivables LLC, as the seller, the Borrower, as the servicer, the Persons from time to time party thereto as purchasers, PNC Bank, National Association, as administrative agent and PNC Capital Markets LLC, as structuring agent and sustainability agent, as amended, amended and restated, supplemented or modified in any way.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Reconciliation Report” is defined in Section 5.1(a).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 p.m. (New York time) on the day that is two (2) Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then two (2) Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Register” is defined in Section 10.4(c).

“Regulation U” means any of Regulations T, U or X of the Board from time to time in effect and shall include any successor or other regulations or official interpretations of said Board or any successor Person relating to the extension of credit for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System or any successor Person.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Board or the NYFRB, or, in each case, any successor thereto.

“Required Lenders” means, subject to Section 2.21, at any time, Lenders having Credit Exposures representing at least 51% of the sum of the Total Credit Exposure at such time; provided that for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is the Borrower or an Affiliate of the Borrower shall be disregarded.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et seq., as amended from time to time.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) by a Person with respect to any Capital Stock issued by such Person or any payment (whether in cash, securities or other property) by a Person on account of the purchase, redemption, retirement, acquisition, cancellation or termination of Capital Stock issued by such Person or of any option, warrant or other right to acquire any such Capital Stock.

“Revolving Credit Agreement” means that certain Credit Agreement dated as of the date hereof, by and among the Borrower, as borrower, PNC Bank, National Association, as administrative agent, the lenders from time to time party thereto and each other party from time to time party thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, Cuba, Iran, North Korea, Syria and the occupied territories in the Zaporizhzhia and Kherson regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person or vessel listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50 percent or more by any Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission of the United States of America.

“S&P” means Standard and Poor’s Global Ratings, a division of S&P Global Inc., or any successor ratings organization.

“Simple SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Simple SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator and, when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Margin” means, for any day, the applicable rate per annum set forth on Schedule A under the caption “SOFR Margin” based upon the Applicable Rating Level applicable on such date. Each change in the SOFR Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. Changes in the SOFR Margin will occur automatically without prior notice.

“subsidiary” means, with respect to any Person, at a given time, any corporation, partnership, limited liability company or other similar entity of which more than 50% of the outstanding capital stock (or other equity) having ordinary voting power to elect a majority of the board of directors, managers or similar governing body or management of such corporation, partnership, limited liability company or entity (irrespective of whether or not at the time capital stock (or other equity) or any other class or classes of equity of such corporation, partnership, limited liability company or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person.

“Subsidiary” means any subsidiary of the Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any SOFR Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 p.m., New York time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided, that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed equal to the Floor for the purposes of this Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Threshold Amount” means $200,000,000.

“Total Credit Exposure” means, the sum of the outstanding principal amount of all Lenders’ Loans at such time.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents to which it is a party, the borrowing of Loans on the Effective Date and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Daily Simple SOFR or the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“United Kingdom” or “UK” means the United Kingdom and any country which makes up a part thereof.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“USA Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).

“US Dollars” or “$” or “US$” refers to lawful money of the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors (or similar governing body) of such Person.

“Welfare Plan” means a “welfare plan,” as such term is defined in Section 3(1) of ERISA.

“Withholding Agent” means Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect (i) to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.4 Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in US Dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II.

The Credits

SECTION 2.1 Commitments. Subject to the terms and conditions set forth herein, on the Effective Date each Lender severally agrees to make Loans in US Dollars to Borrower in the amount of such Lender’s Commitment, provided that such Loans will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the Total Credit Exposures exceeding the total Commitments. The Borrower shall be liable for all Obligations. Borrower may not reborrow Loans that are prepaid or repaid hereunder.

SECTION 2.2 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans in US Dollars as Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement and any Affiliate of such Lender shall comply with Section 2.17(f) if it makes such Loan pursuant to the exercise of such option.

(c) At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (including any continuation or conversion of existing Loans made in connection therewith). At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (including any continuation or conversion of existing Loans made in connection therewith). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) SOFR Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.3 Requests for Borrowings. To request a Borrowing, Borrower shall notify the Administrative Agent of such request in writing or by telephone (a) in the case of a SOFR Borrowing, not later than 1:00 p.m., New York time, three (3) U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Any such telephonic Borrowing Request shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Borrowing Request signed by Borrower. Each telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv) in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.4 [Reserved].

SECTION 2.5 [Reserved].

SECTION 2.6 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of Borrower designated by Borrower from time to time in a written notice to the Administrative Agent executed by two Authorized Officers of the Borrower.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on the requested date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate or a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrower, the interest rate applicable to Loans made in such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.7 [Reserved].

SECTION 2.8 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request (or an ABR Borrowing if no Type is specified) and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request (or one (1) month if no Interest Period is specified). Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may, subject to the requirements of Section 2.2(c), elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, telecopy or electronic mail to the Administrative Agent of a written Interest Election Request.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and

(iv) if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid and provided the Indebtedness has not been accelerated pursuant to Section 8.3, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.9 Termination of Commitments .

(a) The Commitments shall terminate on the Effective Date immediately following the funding of the Loans with respect thereto.

SECTION 2.10 Repayment of Loans; Evidence of Debt.

(a) Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan in US Dollars on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns and in a form approved by the Administrative Agent). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

SECTION 2.11 Prepayment of Loans.

(a) Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.11(d).

(b) Immediately following the incurrence or issuance by the Borrower or its Subsidiaries of any debt for borrowed money (other than, any borrowing permitted pursuant to Section 7.6 hereof), the Borrower shall apply the Net Proceeds of such incurrence or issuance to the prepayment of the then outstanding principal balance of the Loans.

(c) [Reserved].

(d) Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic mail) of any prepayment hereunder (i) in the case of prepayment of a SOFR Borrowing, not later than 1:00 p.m., New York City time, three (3) U.S. Government Securities Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and compensation for break funding, to the extent required by Section 2.16.

SECTION 2.12 Fees.

(a) [Reserved]

(b) [Reserved]

(c) Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts, in US Dollars and at the times separately agreed upon between Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, as applicable, to the Lenders. Any and all fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest on the daily amount outstanding at the Alternate Base Rate plus the Base Rate Margin.

(b) The Loans comprising each SOFR Borrowing shall bear interest on the daily amount outstanding at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the SOFR Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan, or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, or (ii) in the case of any other amount, at a rate of interest per annum equal to 2% plus the rate applicable to ABR Loans as provided in Section 2.13(a).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Loans on the Maturity Date; provided that (i) interest accrued pursuant to Section 2.13(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Subject to Section 10.12, all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first (1st) day but excluding the last day). The applicable Alternate Base Rate, Adjusted Term SOFR Rate or SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest; Illegality.

(a) Subject to clauses (b), (c), (d), (e), and (f) of this Section 2.14, if:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to commencement of any Interest Period for a SOFR Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a SOFR Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, the Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through the Platform as provided in Section 10.1 as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.8 or a new Borrowing Request in accordance with the terms of Section 2.3, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing and any Borrowing Request that requests a SOFR Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for an ABR Borrowing if the Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any SOFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section

2.14(a) with respect to the Adjusted Term SOFR Rate applicable to such SOFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.8 or a new Borrowing Request in accordance with the terms of Section 2.3, any SOFR Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan if the Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above, on such day.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any swap agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Notwithstanding anything herein or in any other Loan Document to the contrary, the Administrative Agent and Borrower shall cooperate in good faith and use commercially reasonable efforts to satisfy any applicable requirements under proposed or final United States Treasury Regulations or other IRS guidance such that any amendments implementing such Benchmark Replacement Conforming Changes shall not result in a deemed exchange of any Loan under Section 1001 of the Code.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request for a SOFR Borrowing into a request for a Borrowing of or conversion to an ABR Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate. Furthermore, if any SOFR Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Adjusted Term SOFR Rate applicable to such SOFR Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, any SOFR Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an ABR Loan if the Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate); or

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section (together with the calculation thereof) shall be delivered to Borrower and shall be conclusive absent demonstrable error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.19 then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Term SOFR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the SOFR market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive, together with the calculation thereof, pursuant to this Section shall be delivered to Borrower and to the Administrative Agent and shall be conclusive absent demonstrable error. Borrower shall pay to the Administrative Agent for the account of such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrower. Borrower shall pay the Administrative Agent and each Lender, within ten (10) days after written demand therefor, the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any such penalties or interest arising through the failure of the Administrative Agent or Lender to act as a reasonably prudent agent or lender, respectively), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.17, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender or the Administrative Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or Administrative Agent shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or Administrative Agent has complied with the obligations of such Lender or Administrative Agent under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) On or before the date on which Toronto Dominion (Texas) LLC and any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to Borrower two executed copies of IRS Form W-9 certifying that such Administrative Agent Lender is exempt from U.S. federal backup withholding tax.

Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been paid pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the paying party an amount equal to such refund (but only to the extent of payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such paying party, upon the request of such party, shall repay to such party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will such party be required to pay any amount to a paying party pursuant to this paragraph (g) the payment of which would place such party in a less favorable net after-Tax position than such party would have been in if the Tax subject to payment and giving rise to such refund had not been deducted, withheld or otherwise imposed and the payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any such party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the paying party or any other Person.

(h) Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Borrower shall make each payment required to be made by it to the Administrative Agent hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 1:00 p.m., New York City time, and, on the date when due, in immediately available funds, without set-off or counterclaim. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office, except that payments pursuant to Sections 2.15, 2.17 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in US Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. If insufficient funds are received due to Borrower’s entitlement to withhold amounts on account of Excluded Taxes in relation to a particular Lender, such insufficiency shall not be subject to this Section 2.18(b) but shall be withheld from and shall only affect payments made to such Lender.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.6(b), Section 2.18(d) or Section 10.3(c), then the Administrative Agent may, in its discretion, notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent hereunder for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its reasonable discretion.

(f) Notwithstanding the foregoing or anything to the contrary contained herein, if any Defaulting Lender shall have failed to fund a Loan forming any portion of a Borrowing (each such Loan, an “Affected Loan”), (i) each payment by Borrower on account of the interest on such Borrowing shall be distributed to each Lender that is not a Defaulting Lender (each, a “Non-Defaulting Lender”) pro rata based on the outstanding principal amount of such Borrowing owing to all Non-Defaulting Lenders, and (ii) each prepayment of a Borrowing by Borrower pursuant to Section 2.11 shall be distributed (x) to each Non-Defaulting Lender pro rata based on the outstanding principal amount of such Borrowing owing to all Non-Defaulting Lenders, until the principal amount of such Borrowing (other than the Affected Loans) has been repaid in full and (y) to the extent of any remaining amount of such prepayment relating to such Borrowing, to each Lender which has amounts outstanding with respect to such Borrowing pro rata in accordance with such Lender’s Applicable Percentage.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if Borrower is required to pay any amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if Borrower is required to pay any amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender is a Defaulting Lender or a Non-Consenting Lender hereunder, then Borrower may upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse or expense to, or warranty by, such Lender (in accordance with and subject to the restrictions contained in Section 10.4), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 and Section 2.17) and obligations under this Agreement to an assignee designated by Borrower which meets the requirements of Section 10.4(b) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts), (iii) the assignee and assignor shall have entered into an Assignment and Assumption, (iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent and (v) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any assigning Lender in connection with any such assignment.

SECTION 2.20 [Reserved].

SECTION 2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) [Reserved].

(b) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.4 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement, in accordance with this Section; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans owed to all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) The Commitment and Credit Exposure of such Defaulting Lender shall not be included (in either the calculation of aggregate Commitments, outstanding Obligations or otherwise) in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.2); provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender as a Lender affected thereby pursuant to Section 10.2(b).

(d) [Reserved]

(e) [Reserved].

(f) Borrower may elect to replace any Defaulting Lender in accordance with the provisions of Section 2.19(b). In the event that the Administrative Agent and Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Loans.

Subject to Section 10.15, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

SECTION 2.22 [Reserved].

SECTION 2.23 [Reserved].

ARTICLE III.

Representations and Warranties

In order to induce the Lenders and the Agents to enter into this Agreement and the Lenders to make Loans hereunder, Borrower represents and warrants unto the Agents and each Lender as set forth in this Article III.

SECTION 3.1 Organization. The Borrower is a limited partnership, and each of its Subsidiaries is a corporation, limited liability company, limited partnership or other legal entity, in either case duly incorporated or otherwise properly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority, permits and approvals, and is in good standing to conduct its business in each jurisdiction in which its business is conducted where the failure to so qualify would have a Material Adverse Effect.

SECTION 3.2 Authorization and Validity. The execution, delivery and performance by Borrower of each Loan Document executed or to be executed by it, are within Borrower’s corporate, limited liability company, partnership or other similar powers, as applicable, have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on behalf of it, and do not (a) contravene Borrower’s certificate of formation or other organizational documents, as the case may be; (b) contravene any material contractual restriction, law or governmental regulation or court decree or order binding on or affecting Borrower or any Subsidiary; or (c) result in, or require the creation or imposition of, any Lien, not permitted by Section 7.1, on any of Borrower’s or any Subsidiary’s properties. Each Loan Document to which the Borrower is a party has been duly executed and delivered by the Borrower. Each Loan Document executed by Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor rights generally and to general principles of equity.

SECTION 3.3 Government Approval and Regulation. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by Borrower of any Loan Document to which it is a party. Neither Borrower nor any of its Subsidiaries is an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.4 Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which would result in the incurrence by Borrower or any member of the Controlled Group of any liability, fine or penalty in excess of the Threshold Amount. Neither Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

SECTION 3.5 Regulation U. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loan will be used for a purpose which violates, or would be inconsistent with, Regulation U. Terms for which meanings are provided in Regulations U are used in this Section with such meanings.

SECTION 3.6 Taxes. Borrower and each of its Subsidiaries has to the best knowledge of Borrower after due investigation filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or which the failure to file or pay could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.7 Subsidiaries. Schedule 3.7 hereto contains an accurate list of all of the presently existing Subsidiaries, as of the date of this Agreement, setting forth their respective jurisdictions of incorporation or organization and the percentage of their respective Capital Stock or, the revenue share attributable to the general and limited partnership interests, as the case may be, owned by the Borrower or its Subsidiaries. All of the issued and outstanding shares of Capital Stock of such Subsidiaries which are corporations have been duly authorized and issued and are fully paid and non-assessable.

SECTION 3.8 No Default or Event of Default. As of the Effective Date, no Default or Event of Default exists.

SECTION 3.9 Anti-Corruption Laws and Sanctions. Borrower has implemented and maintains in effect policies and procedures designed to achieve compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents (acting in their capacity as such) with applicable Anti-Corruption Laws and Sanctions. Borrower and each of its

Subsidiaries is in compliance with all applicable Anti-Corruption Laws and Sanctions in all material respects. None of (i) Borrower or any Subsidiary, (ii) any director or officer of Borrower or any Subsidiary, or (iii) to the knowledge of Borrower, any employee or agent of Borrower or any Subsidiary (in each case, acting in their capacity as such), is a Sanctioned Person. No Borrowing, issuance of letters of credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.10 Beneficial Ownership. As of the Effective Date, to the Borrower’s knowledge, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.

ARTICLE IV.

Conditions

SECTION 4.1 Effectiveness. This Agreement shall become effective upon the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.1.

(a) Resolutions and Officers Certificates. The Administrative Agent shall have received from each of Borrower and Borrower Parent a certificate, dated the Effective Date, of an Authorized Officer of such Person (or the general partner of such Person) as to (i) resolutions of its governing board, then in full force and effect authorizing the execution, delivery and performance of this Agreement and each other Loan Document to be executed by it; (ii) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement and each other Loan Document executed by it; and (iii) its certificate of formation or articles of incorporation and limited partnership agreement or bylaws; upon which certificates each Lender may conclusively rely until it shall have received a further certificate of an authorized officer of such Person canceling or amending such prior certificate.

(b) Opinions of Counsel. The Administrative Agent shall have received opinions, dated the Effective Date, addressed to the Administrative Agent, the other Agents, and all Lenders, from Vinson & Elkins LLP, counsel to Borrower and Borrower Parent, in form and substance reasonably acceptable to the Administrative Agent.

(c) Closing Fees and Expenses. The Administrative Agent shall have received for its own account, or for the account of each Lender, and other Agent, as the case may be, all fees, costs and expenses due and payable pursuant hereto.

(d) Financial Statements. The Administrative Agent shall have received a copy of the audited annual report for fiscal year ending December 31, 2024 for Borrower Parent and its Subsidiaries, including therein consolidated balance sheets of Borrower Parent and its Subsidiaries as of the end of such fiscal year and consolidated statements of earnings and cash flow of Borrower Parent and its Subsidiaries for such fiscal year, in each case certified (without qualification) by independent public accountants of nationally recognized standing selected by Borrower Parent.

(e) [Reserved].

(f) Effectiveness Notice. The Administrative Agent shall have received the Effectiveness Notice.

(g) Litigation. The Administrative Agent shall have received a certificate, signed by an Authorized Officer of Borrower, stating that no litigation, arbitration, governmental proceeding, Tax claim, dispute or administrative or other proceeding shall be pending or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document.

(h) Regulatory Requirement—KYC. The Administrative Agent, on behalf of the various Lenders, shall have received all documentation and other information regarding the Borrower and Borrower Parent required by regulatory authorities or otherwise required for compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and in all cases under this subsection (h), to the extent requested in writing of the Borrower at least ten (10) days prior to the Effective Date.

(i) Regulatory Requirements – Beneficial Ownership. To the extent the Borrower or Borrower Parent qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower or Borrower Parent, shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (i) shall be deemed to be satisfied).

(j) [Reserved].

(k) Termination of Existing Indebtedness. The Administrative Agent shall have received evidence that the Existing Indebtedness has been paid off and terminated prior to the Effective Date or substantially concurrently with the closing of this Agreement on the Effective Date.

(l) [Reserved].

(m) Revolving Credit Agreement. The Administrative Agent shall have received (i) evidence that the Revolving Credit Agreement has been, or concurrently with the closing of this Agreement on the Effective Date is being, entered into, which shall be in full force and effect, and (ii) a complete copy of the Revolving Credit Agreement in effect as of the Effective Date; provided that, there shall be no obligor in respect of the Revolving Credit Agreement that is not an obligor in respect of the Obligations.

(n) Loan Documents. The Administrative Agent (or its counsel) shall have received (i) a counterpart of this Agreement signed on behalf of the Borrower and (ii) a counterpart of the Parent Guarantee executed by the Borrower Parent.

(o) Compliance with Warranties and No Default. Both before and after giving effect to the Borrowing on the Effective Date, the following statements shall be true and correct in all material respects: (1) the representations and warranties set forth in Article III, shall be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and (2) no Default or Event of Default shall have then occurred and be continuing.

(p) Borrowings. The Administrative Agent shall have received a Borrowing Request for the Borrowing to occur on the Effective Date.

(q) Other Documents. The Administrative Agent shall have received such other instruments and documents as any of the Agents or their counsel may have reasonably requested.

The Administrative Agent shall notify Borrower, the other Agents, and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.2) at or prior to 3:00 p.m., New York City time, on June 3, 2025 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE V.

Affirmative Covenants

Until all Obligations shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower covenants and agrees with the Lenders that:

SECTION 5.1 Financial Reporting and Notices. The Borrower will furnish, or will cause to be furnished, to each Lender and the Administrative Agent copies of the following financial statements, reports, notices and information:

(a) within 90 days after the end of each fiscal year of the Borrower or Borrower Parent, as applicable, at the election of Borrower in respect of any particular fiscal year, either (i) a copy of the audited annual report for such fiscal year for Borrower and its Subsidiaries, including therein consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of earnings and cash flow of Borrower and its Subsidiaries for such fiscal year, in each case certified (without qualification) by independent public accountants of nationally recognized standing selected by Borrower (“Borrower Audited Annual Financials”) or (ii) both (x) a copy of the audited annual report for such fiscal year for Borrower Parent and its Subsidiaries, including therein consolidated balance sheets of Borrower Parent and its Subsidiaries as of the end of such fiscal year and consolidated statements of earnings and cash flow of Borrower Parent and its Subsidiaries for such fiscal year, in each case certified (without qualification) by independent public accountants of nationally recognized standing selected by Borrower Parent (“Borrower Parent Annual Financials”) and (y) unaudited consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of earnings and cash flow of Borrower and its Subsidiaries for such fiscal year (“Borrower Unaudited Annual Financials”); provided, however, that with respect to Borrower Unaudited Annual Financials, Borrower shall provide, within 30 days after receipt of a written request from the Administrative Agent for a Reconciliation Report, a report reconciling all material items between the Borrower Parent Annual Financials and the Borrower Unaudited Annual

Financials (a “Reconciliation Report”); provided, further, however, that if (i) material discrepancies between the Borrower Parent Annual Financials and the Borrower Unaudited Annual Financials continue for two consecutive years and (ii) the Administrative Agent requests Borrower to provide Borrower Audited Annual Financials, then commencing with respect to the next fiscal year following such request, Borrower shall provide Borrower Audited Annual Financials;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower commencing with the fiscal quarter ending June 30, 2025, unaudited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such fiscal quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, certified by an Authorized Officer of the Borrower;

(c) together with the financial statements described in (a) and (b), above a compliance certificate, in substantially the form of Exhibit A or any other form approved by the Administrative Agent, executed by an Authorized Officer of the Borrower;

(d) within five (5) days after the occurrence of each Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which Borrower has taken and proposes to take with respect thereto;

(e) promptly after the sending or filing thereof, copies of all material public filings, reports and communications from the Borrower, and all reports and registration statements which the Borrower Parent, the Borrower or any of its Subsidiaries files with the SEC or any national securities exchange;

(f) immediately upon becoming aware of the institution of any steps by Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which would reasonably be expected to result in the requirement that Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which would reasonably be expected to result in the incurrence by Borrower of any liability, fine or penalty in excess of the Threshold Amount, or any material increase in the contingent liability of Borrower with respect to any postretirement Welfare Plan benefit, notice thereof;

(g) [Reserved];

(h) such other information respecting the financial condition or operations of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request; and

(i) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender, which is required to comply with applicable “know your customer” and anti-money laundering rules and regulations, including theUSA Patriot Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to this Section 5.1 may be delivered electronically and shall be deemed to have been so delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on its website, the location of which may be communicated pursuant to the notice provisions set forth in Section 10.1 or (ii) on which such documents are posted on the Borrower’s behalf on the website of the SEC or on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial third-party website or whether sponsored by the Administrative Agent); provided that, the Borrower shall notify the Administrative Agent of the posting of any such document and the Administrative Agent shall in turn give the Lenders notice of such posting; and provided further that, if requested by the Administrative Agent, the Compliance Certificate to be delivered under Section 5.1(c) shall also be delivered in a tangible, physical version or in .pdf format.

SECTION 5.2 Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders where noncompliance therewith may reasonably be expected to have a Material Adverse Effect, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

SECTION 5.3 Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep valid title to, or valid leasehold interest in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 7.1 and except for imperfections and other burdens of title thereto as do not in the aggregate materially detract from the value thereof or for the use thereof in their businesses (taken as a whole).

SECTION 5.4 Insurance. Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses.

SECTION 5.5 Books and Records. Borrower will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and transactions and permit the Administrative Agent and the other Agents and each Lender through the Administrative Agent or any of their respective authorized representatives, during normal business hours and at reasonable intervals, to visit all of its offices, to discuss its financial matters with its officers and to examine (and, at the expense of the Administrative Agent or such other Agent or Lender or, if a Default or Event of Default has occurred and is continuing, at the expense of Borrower, photocopy extracts from) any of its books or other records.

SECTION 5.6 Purposes. Borrower will, and will cause each Subsidiary to, use this Agreement for general corporate purposes, including, without limitation, obtaining Loans, including pursuant to Section 2.3. Borrower will not, directly, or to Borrower’s knowledge, indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, His Majesty’s Treasury of the United Kingdom or in a European Union member state, or (ii) in any other manner that would result in a violation of Sanctions or applicable Anti-Corruption Laws by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

SECTION 5.7 Parent Guarantee. For so long as the Borrower Parent (or any other parent company of the Borrower) provides a guarantee of the obligations under any senior notes issued by the Borrower, the Borrower shall cause the Borrower Parent (or any such other parent company of the Borrower) to execute and deliver substantially the same guarantee of the Obligations.

ARTICLE VI.

Financial Covenant

Until all Obligations shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower covenants and agrees with the Lenders that:

SECTION 6.1 Leverage Ratio. For each fiscal quarter beginning with the quarter ending on June 30, 2025, the Borrower will not permit its Leverage Ratio to exceed 5.00:1.00 at the end of any fiscal quarter, provided, however, that during any Acquisition Period, the Leverage Ratio shall not exceed 5.50:1.00 at the end of any fiscal quarter.

ARTICLE VII.

Negative Covenants

Until all Obligations shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower covenants and agrees with the Lenders that:

SECTION 7.1 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon the Property of the Borrower or any of its Subsidiaries to secure Indebtedness of Borrower or any other Person except:

(a) Liens on any property or assets owned or leased by Borrower or any Subsidiary existing at the time such property or asset was acquired (or at the time such Person became a Subsidiary); provided that in the case of the acquisition of a Subsidiary such Lien only encumbers property or assets immediately prior to, or at the time of, the acquisition by Borrower of such Subsidiary

(b) Liens securing Indebtedness incurred to finance the acquisition, construction, improvement, or capital lease of assets (including equipment); provided that such Indebtedness when incurred shall not exceed the purchase price and costs, as applicable, of acquisition, construction, or improvement of the asset(s) financed and all fees, costs, and expenses relating thereto, including attorney and legal, accounting, expert, and professional advisor fees and expenses;

(c) Liens on assets of a Subsidiary securing Indebtedness of a Subsidiary owing to Borrower or to another Subsidiary;

(d) Liens existing on the Effective Date set forth on Schedule 7.1;

(e) Liens arising under operating agreements;

(f) Liens pursuant to partnership agreements, contracts for the sale, delivery, purchase, exchange, or processing of oil, gas and/or other hydrocarbons, operating agreements, development agreements, area of mutual interest agreements, forward sales of oil, natural gas and natural gas liquids, and other agreements which are customary in the business of processing of oil, gas and gas condensate production for the extraction of products therefrom and of transporting and storing oil, gas and related products;

(g) Liens on the stock or other ownership interests of or in any joint venture;

(h) Liens for Taxes that are not overdue for a period of more than sixty (60) days or that are being contested as set forth in Section 3.6;

(i) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions or other social security programs;

(j) Liens imposed by mandatory provisions of law such as for mechanics’, materialmen’s, warehousemen’s, carriers’, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

(k) Liens in renewal or extension of any of the foregoing permitted Liens, so long as limited to the property or assets encumbered and the amount of Indebtedness secured immediately prior to such renewal or extension;

(l) in addition to Liens permitted by clauses (a) through (k) above, Liens on property or assets of the Borrower and its Subsidiaries if the aggregate Indebtedness of all such Persons secured thereby at the time of creation, incurrence, or assumption does not exceed fifteen percent (15%) of the Borrower’s Consolidated Net Tangible Assets; provided that nothing in this definition shall in and of itself constitute or be deemed to constitute an agreement or acknowledgment by the Administrative Agent or any Lender that the Indebtedness subject to or secured by any such Lien ranks (apart from the effect of any Lien included in or inherent in any such Liens) in priority to the Obligations;

(m) Liens on assets of a Joint Venture, or pursuant to clause (a)(i) of the definition of Limited Recourse, in each case, securing Indebtedness of a Joint Venture incurred in compliance with the definition of “Limited Recourse”; and

(n) Liens arising in connection with the Receivables Purchase Agreement, any refinancing thereof or any other facility providing for the sale of receivables; provided, that the aggregate outstanding amount of Indebtedness secured by Liens under this clause (n) shall not exceed $500,000,000 at any time.

SECTION 7.2 Mergers; Conversion; Division. The Borrower (a) will not liquidate or dissolve, consolidate with, or merge into or with, any other Person unless (i) the Borrower is the survivor of such merger or consolidation, and (ii) no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto, (b) will not consummate a Division as the Dividing Person; provided, however, that Borrower may consummate a Division so long as (i) the Borrower is a Division Successor and (ii) immediately following such Division and taking into account the aggregate of all such Divisions since the Effective Date, the amount of Borrower’s assets is not less than 33% of consolidated total assets of the Borrower and its Subsidiaries as referenced in the “balance sheet” contained in the most recent financial statements delivered pursuant to Section 5.1 and (c) will not dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

SECTION 7.3 Reserved.

SECTION 7.4 Reserved.

SECTION 7.5 Reserved.

SECTION 7.6 Indebtedness. The Borrower shall not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Indebtedness except (i) Indebtedness incurred in connection with the Loan Documents, (ii) Indebtedness in an aggregate principal amount not to exceed at the time of creation, incurrence, assumption, or sufferance thereof fifteen percent (15%) of the Borrower’s Consolidated Net Tangible Assets, (iii) Indebtedness owed by any Subsidiary to Borrower or to any other Subsidiary, (iv) Indebtedness secured by Liens permitted under Section 7.1(b), (v) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary) after the Effective Date, incurred prior to the time that such Person becomes a Subsidiary (or is so merged or consolidated), that is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation), and Indebtedness refinancing (but not increasing the outstanding principal amount thereof, except by an amount equal to amounts paid for any accrued interest, breakage, premium, fees and expenses in connection with such refinancing) any such Indebtedness, (vi) to the extent constituting Indebtedness, any obligations with respect of or incurred pursuant or in connection with the Receivables Purchase Agreement, any refinancing thereof or any other facility providing for the sale of receivables; provided, that the aggregate outstanding amount under this clause (vi) shall not exceed $500,000,000 at any time and (vii) for the avoidance of doubt, any Indebtedness of any Joint Venture that is Limited Recourse.

SECTION 7.7 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to declare or make, directly or indirectly, any Restricted Payment or incur any obligation (contingent or otherwise) to do so, except (a) a Permitted Tax Distribution, (b) to the extent no Default or an Event of Default exists or would result therefrom, (c) to the extent such Restricted Payment has been declared but has not yet been distributed or paid; provided, that no Default or an Event of Default existed at the time such Restricted Payment was declared or (d) a Subsidiary may declare and make Restricted Payments to the Borrower or any other Subsidiary (with respect to any non-wholly owned Subsidiary, ratably to its owners in accordance with their respective ownership interests).

ARTICLE VIII.

Events of Default

SECTION 8.1 Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an “Event of Default”:

(a) Non-Payment of Obligations. Borrower shall default in the payment or prepayment when due of any principal of any Loan, or Borrower shall default (and such default shall continue unremedied for a period of five (5) Business Days) in the payment when due of any interest, fee or of any other obligation hereunder.

(b) Breach of Warranty. Any representation or warranty of Borrower made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of Borrower to the Administrative Agent, any other Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be false or misleading when made in any material respect.

(c) Non-Performance of Covenants and Obligations. Borrower shall default in the due performance and observance of any of its obligations under Section 5.1(d), Article VI, or Article VII.

(d) Non-Performance of Other Covenants and Obligations. Except as set forth in clauses (a) – (c) above, Borrower shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document (excluding Section 2.23, Section 5.1(j) or Section 5.1(k)), and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to Borrower by the Administrative Agent or the Required Lenders; provided, however, that if prior to the expiry of such 30 day period, the Borrower provides written notice to the Administrative Agent that (i) such default cannot be cured within such 30-day period, (ii) such default is susceptible of cure and (iii) the Borrower is proceeding with diligence and in good faith to cure such default, then such 30-day cure period shall be extended to such date, not to exceed a total of sixty (60) days (inclusive of the initial 30-day cure period), as shall be necessary for the Borrower diligently to cure such default.

(e) Other Indebtedness. A (i) default shall occur in the payment of more than the Threshold Amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of the principal amount of any Indebtedness of Borrower or any Subsidiary, or (ii) default by Borrower or any Subsidiary in the observance or performance of any other agreement or condition pertaining to Indebtedness of Borrower or any Subsidiary in an aggregate principal amount in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing, or pertaining thereto, and such default shall have resulted in such Indebtedness being declared due and payable prior to its stated maturity and, after expiration of any applicable grace period, the Borrower or Subsidiary shall not have fully paid the resulting amount thereof.

(f) Pension Plans. Any of the following events shall occur with respect to any Pension Plan: (a) the termination of a Pension Plan if, as a result of such termination, Borrower or any member of its Controlled Group could be required to make a contribution to such Pension Plan, or would reasonably expect to incur a liability or obligation to such Pension Plan, in excess of the Threshold Amount; or (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a lien under Section 302(f) of ERISA with respect to a liability or obligation in excess of the Threshold Amount.

(g) Bankruptcy and Insolvency. Borrower or any Subsidiary shall (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to generally pay, debts as they become due; (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for Borrower, or any Subsidiary, or any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors; (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for Borrower, or any Subsidiary, or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that Borrower and each Subsidiary hereby expressly authorizes the Administrative Agent, each other Agent, and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of Borrower or any Subsidiary, and, if any such case or proceeding is not commenced by Borrower or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by Borrower or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that Borrower and each Subsidiary hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or (e) take any corporate or partnership action authorizing, or in furtherance of, any of the foregoing.

(h) Judgments. Any judgment or order for the payment of money in an amount of the Threshold Amount or more in excess of valid and collectible insurance in respect thereof or in excess of an indemnity with respect thereto reasonably acceptable to the Required Lenders shall be rendered against Borrower or any Subsidiary and either (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (b) such judgment shall have become final and non-appealable and shall have remained outstanding for a period of 60 consecutive days.

(i) Change in Control. The occurrence of a Change in Control.

SECTION 8.2 Action if Bankruptcy. If any Event of Default described in Section 8.1(g) shall occur, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Without limiting the foregoing, the Administrative Agent and the Lenders shall be entitled to exercise any and all other remedies available to them under the Loan Documents and applicable law.

SECTION 8.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in Section 8.2) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) [Reserved] and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Without limiting the foregoing, the Administrative Agent and the Lenders shall be entitled to exercise any and all other remedies available to them under the Loan Documents and applicable law.

SECTION 8.4 Application of Payments. Notwithstanding anything herein to the contrary, following the acceleration of the Obligations after the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.21, be applied by the Administrative Agent as follows:

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 10.3 and amounts pursuant to Section 2.12(c) payable to the Administrative Agent in its capacity as such);

(ii) second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees and disbursements and other charges of counsel to the Lenders payable under Section 10.3) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid charges and interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(iv) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iv) payable to them;

(v) fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi) finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

ARTICLE IX.

Agents

SECTION 9.1 Authorization and Action.

(a) Each of the Lenders hereby irrevocably appoints Toronto Dominion (Texas) LLC as Administrative Agent and PNC Capital Markets LLC and Mizuho Bank, LTD., as co-syndication agents, BofA Securities, Inc. and Truist Bank, as co-documentation agents and authorizes each such Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby; and

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) None of the Persons identified on the facing page of this Agreement as the “Joint Lead Arrangers and Joint Bookrunners” (the “Arrangers”), any Co-Syndication Agent, any Co-Documentation Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Section 2.12, 2.13, Section 2.15, 2.17 and Section 10.3) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same as required by this Agreement;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.3). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Lender whether or not a party hereto, will be deemed, by its acceptance of the benefits provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 9.2 Administrative Agent’s Reliance, Indemnification, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower, or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by the Borrower, any Subsidiary, or any Lender, as a result of, any determination of the Credit Exposure or Obligations, any of the component amounts thereof or any portion thereof attributable to each Lender.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 10.4, (ii) may rely on the Register to the extent set forth in Section 10.4(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of the Borrower in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender sufficiently in advance of the making of such Loan and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 9.3 Communications.

(a) No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party to the Lenders in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Lender or any Affiliates for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Administrative Agent’s transmission of communications through the Platform.

(b) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(c) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies; provided, however, that Borrower shall have the right at any time, by written notice to the Administrative Agent, to restrict storage of any Communications on the Platform.

(d) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.4 The Administrative Agent Individually. With respect to its Commitment and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders.

SECTION 9.5 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Borrower shall have the right, in consultation with the Required Lenders, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.

Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. In the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent’s resignation shall nonetheless become effective in accordance with such notice.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent. Upon such occurrence, the Borrower shall have the right, in consultation with the Required Lenders, to appoint a successor. If no such successor shall have been so appointed and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) Upon the retirement or removal of the Administrative Agent pursuant to paragraph (a) or (b) of this Section, on the date of effectiveness of such resignation or removal, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender.

Following the effectiveness of the Administrative Agent’s resignation or removal from its capacity as such, the provisions of this Article and Section 9.3, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 9.6 Acknowledgements of Lenders .

(a) Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Arranger, any other Agent, or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Agent, or any other Lender or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

SECTION 9.7 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments, and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that:

(i) none of the Administrative Agent, any other Agent, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments, and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments, and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments, and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) The Administrative Agent, each Arranger, and each other Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 9.8 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender, such Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) an error may have been made (in the case of immediately preceding clauses (x) or (y)) or an error has been made (in the case of immediately preceding clause (z)) with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof and that it is so notifying the Administrative pursuant to this Section 9.8(b).

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s request to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform or electronic transmission system as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or the Borrower Parent.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.8 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(h) This Section 9.8 shall not apply to the disbursement of any proceeds of a Loan to or at the express direction of the Borrower, unless otherwise expressly agreed in writing by the Borrower. In addition, (i) no payment of Obligations made in accordance with this Agreement with funds received by the Administrative Agent from the Borrower or Borrower Parent for the purpose of satisfying such Obligations shall constitute an Erroneous Payment, unless otherwise expressly agreed in writing by the Borrower and (ii) without limiting clause (e) above, notwithstanding anything to the contrary herein or in any other Loan Document, neither the Borrower nor Borrower Parent shall have any liability for any actions or inactions of any Payment Recipient, including any failure by any Payment Recipient to comply with the above provisions of this Section 9.8, and the Administrative Agent expressly agrees, on behalf of itself and its Affiliates, that, notwithstanding anything in Section 10.3 to the contrary, neither Borrower nor Borrower Parent shall have any liability for losses, claims, damages, liabilities and expenses (including attorney costs) arising out of, resulting from or in connection with any Erroneous Payment or any such actions or inactions of any Payment Recipient in respect of any Erroneous Payment.

ARTICLE X.

Miscellaneous

SECTION 10.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail or, in respect of notices to the Administrative Agent, by telecopy, as follows:

if to the Borrower to:

Kinetik Holdings LP

2700 Post Oak Blvd., Suite 300

Houston, TX 77056

Attention: Trevor Howard

Telephone: 713-487-4834

Email: thoward@kinetik.com

(i)	if to the Administrative Agent, to:

Toronto Dominion (Texas) LLC

TD North Tower, 26th Floor

77 King Street West

Toronto, Ontario M5K 1A2

Canada

Attention: Agency Administration

Facsimile: 416-982-5535

Email: TDSAgencyAdmin@tdsecurities.com

(ii) if to any other Lender, to it at its address (or telecopy number) provided to the Administrative Agent and Borrower or as set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by using Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications to the Lenders posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Platform. Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, IntraLinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

(e) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 10.2 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Borrower therefrom shall in any event be effective except in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Subject to Section 2.14(b) and Section 10.2(c) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or by Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender or the Commitments without the written consent of such Lender or each Lender, respectively, (ii) reduce the principal amount of any Loan, or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Sections 2.18(b) or (c) or Section 8.4 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof or thereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or thereunder, without the prior written consent of the Administrative Agent.

(c) If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective, upon notice to the Lenders, without any further action or consent of any other party to this Agreement.

SECTION 10.3 Expenses; Indemnity; Damage Waiver.

(a) Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Arrangers and the Agents, including the reasonable and documented fees, charges and disbursements of counsel for the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [Reserved] and (iii) all reasonable and documented out-of-pocket expenses incurred by the Agents or any Lender, including the reasonable and documented fees, charges and disbursements of any counsel for the Agents or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or this Agreement.

(b) Borrower shall indemnify the Agents, the Arrangers and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), WHETHER OR NOT RELATED TO ANY NEGLIGENCE OF THE INDEMNITEE, against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether brought by a third party or by Borrower and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) resulted from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction, (ii) arise in connection with any issue in litigation commenced by Borrower or any of its Subsidiaries against any Indemnitee for which a final non-appealable judgment of a court of competent jurisdiction is entered in favor of Borrower or any of its Subsidiaries against such Indemnitee or (iii) arise in connection with any claim or dispute solely between or among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent, collateral agent or arranger or any similar role and other than any claims arising out of any act or omission of the Borrower, the Permitted Holders or any of their Affiliates).

(c) Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraph (a) or (b) of this Section 10.3 to the Administrative Agent and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense of indemnified loss, claim, damage, liability or related expense as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) To the extent permitted by applicable law, (i) Borrower shall not assert, and hereby waives, any claim against any Indemnitee, and (ii) Agents and Lenders shall not assert, and hereby waive, any claim against Borrower, in each case on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby (including, without limitation, any Loan Document), the Transactions or any Loan, or the use of the proceeds thereof, except for any such claim arising from the gross negligence or willful misconduct of such Indemnitee or Borrower, as applicable, as determined by a final non-appealable judgment of a court of competent jurisdiction; provided that, notwithstanding the foregoing, nothing contained in this sentence shall limit Borrower’s indemnity obligations with respect to claims asserted by Persons (other than the Agents and the Lenders) to the extent set forth in this Section 10.3.

(e) All amounts due under this Section shall be payable not later than 30 days after written demand therefor.

(f) This Section 10.3 shall not apply with respect to indemnification for Taxes, which shall be governed solely by Section 2.17.

SECTION 10.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) the Borrower must give its prior written consent to such assignment, provided that, (1) the Borrower shall not unreasonably withhold or delay its consent and (2) the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof (A) pursuant to Section 10.1 and (B) by electronic mail to thoward@kinetik.com and such other e-mail contacts that the Borrower notifies the Administrative Agent in writing from time to time pursuant to Section 10.1; (ii) the Administrative Agent must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (iii) except in the case of an assignment to a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall be in increments of $1,000,000 and not less than $10,000,000 unless each of Borrower and the Administrative Agent otherwise consent, (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (v) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, and (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required (1) in the case of an assignment to a Lender or an Affiliate of a Lender or (2) if an Event of Default under Section 8.1(a) or (g) has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17, 2.18 and Section 10.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register and will provide prompt written notice to Borrower of the effectiveness of such assignment; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.6(b), Section 2.18(d) or Section 10.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (ii) and (iii) of the first proviso to Section 10.2(b) that affects such Participant. Subject to paragraph (f) of this Section and to Section 2.19(b), Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, 2.16 and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless Borrower shall expressly agree otherwise in writing. A Participant shall not be entitled to the benefits of Section 2.17 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.17(e) as though it were a Lender.

(g) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of, but with no fiduciary duties to, Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, Section 1.163-5 of the proposed United States Treasury Regulations or any applicable temporary or other successor regulation of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank or, in the case of a Lender organized in a jurisdiction outside of the United States, a comparable Person, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Anything herein to the contrary notwithstanding, no assignments or participations shall be made to the Borrower or any of its respective Affiliates or Subsidiaries, any Defaulting Lender or its Lender Parent or to any natural person, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause.

SECTION 10.5 Survival. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 2.18 and Section 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, and the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.6 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 10.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.8 Right of Setoff. If an Event of Default shall have occurred and be continuing and the Obligations of Borrower shall have been accelerated, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Any Lender exercising its right of setoff pursuant to this Section 10.8 shall provide prompt written notice to the Administrative Agent of the occurrence of such setoff, the amount of such setoff and any other material details of such setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.9 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) EXCEPT AS OTHERWISE SET FORTH IN THIS Section 10.9(a), THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b) BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING (WHETHER IN TORT, LAW OR EQUITY) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN THE FIRST SENTENCE OF PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(e) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED

ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9(e).

SECTION 10.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.11 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective directors, officers, employees, agents (acting in their capacity as such), advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority reasonably purporting to have jurisdiction over it, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any rating agency to the extent required by it, (iii) any actual or potential insurer or reinsurer or (iv) the CUSIP Service Bureau or any similar organization to the extent required by it in connection with this Agreement or (iv) market data collectors, (g) with the consent of Borrower, (h) to any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section by any Person or (y) becomes available to any Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. Prior to disclosing any Information under clause (c) above, if legally permissible, the Agents or the Lenders required to make such disclosure shall make a good faith effort to give Borrower prior notice of such proposed disclosure to permit Borrower to attempt to obtain a protective order or other appropriate injunctive relief. For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Agent or any Lender on a non-confidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a Governmental Authority without any notification to any Person.

SECTION 10.12 Interest Rate Limitation. It is the intention of the parties hereto to conform strictly to applicable interest, usury and criminal laws and, anything herein to the contrary notwithstanding, the obligations of Borrower to a Lender or any Agent under this Agreement shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to such Lender or Agent limiting rates of interest which may be charged or collected by such Lender or Agent. Accordingly, if the transactions contemplated hereby would be illegal, unenforceable, usurious or criminal under laws applicable to a Lender or Agent (including the laws of any jurisdiction whose laws may be mandatorily applicable to such Lender or Agent notwithstanding anything to the contrary in this Agreement or any other Loan Document but subject to Section 2.13 hereof) then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document, it is agreed as follows:

(i) the provisions of this Section shall govern and control;

(ii) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under this Agreement, or under any of the other aforesaid agreements or otherwise in connection with this Agreement by such Lender or Agent shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to each Lender and the Administrative Agent herein called the “Highest Lawful Rate”), and any excess shall be cancelled automatically and if theretofore paid shall be credited to Borrower by such Lender or Agent (or, if such consideration shall have been paid in full, such excess refunded to Borrower);

(iii) all sums paid, or agreed to be paid, to such Lender or Agent for the use, forbearance and detention of the indebtedness of Borrower to such Lender or Agent hereunder or under any Loan Document shall, to the extent permitted by laws applicable to such Lender or Agent, as the case may be, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof;

(iv) if at any time the interest provided pursuant to this Section or any other clause of this Agreement or any other Loan Document, together with any other fees or compensation payable pursuant to this Agreement or any other Loan Document and deemed interest under laws applicable to such Lender or Agent, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees or compensation to accrue to such Lender or Agent pursuant to this Agreement shall be limited, notwithstanding anything to the contrary in this Agreement or any other Loan Document, to that amount which would have accrued at the Highest Lawful Rate, but any subsequent reductions, as applicable, shall not reduce the interest to accrue to such Lender or Agent pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued pursuant to this Agreement or such other Loan Document, as the case may be, and such fees or compensation deemed to be interest equals the amount of interest which would have accrued to such Lender or Agent if a varying rate per annum equal to the interest provided pursuant to any other relevant Section hereof (other than this Section), as applicable, had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section; and

(v) with the intent that the rate of interest herein shall at all times be lawful, and if the receipt of any funds owing hereunder or under any other agreement related hereto (including any of the other Loan Documents) by such Lender or Agent would cause such Lender to charge Borrower a criminal rate of interest, the Lenders and the Agents agree that they will not require the payment or receipt thereof or a portion thereof which would cause a criminal rate of interest to be charged by such Lender or Agent, as applicable, and if received such affected Lender or Agent will return such funds to Borrower so that the rate of interest paid by Borrower shall not exceed a criminal rate of interest from the date this Agreement was entered into.

SECTION 10.13 USA PATRIOT Act Notice; Beneficial Ownership. Each Lender that is subject to the USA Patriot Act and the Beneficial Ownership Regulation and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the USA Patriot Act and the Beneficial Ownership Regulation.

SECTION 10.14 NO FIDUCIARY DUTY. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of Borrower and/or its Affiliates. The Borrower agrees that nothing in the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary duty between any Lender, on the one hand, and such Borrower or its Affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and Borrower, on the other, and (ii) in connection with the transactions contemplated by the Loan Documents, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Agent and Lender is acting solely as principal and not as the agent or fiduciary of the Borrower or its Affiliates. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the transactions contemplated by the Loan Documents.

SECTION 10.15 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

SECTION 10.16 NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KINETIK HOLDINGS LP, a Delaware limited partnership

By:	Kinetik Holdings GP LLC, its general partner

	By:	/s/ Trevor Howard
	Name:	Trevor Howard
	Title:	Senior Vice President and Chief Financial Officer

[SIGNATURE PAGE TO TERM LOAN CREDIT FACILITY]

TORONTO DOMINION (TEXAS) LLC, as Administrative Agent, and as a Lender

By:	/s/ Evans Swann
Name:	Evans Swann
Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT FACILITY]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Evans Swann
Name:	Evans Swann
Title:	Authorized Signatory

[SIGNATURE PAGE TO TERM LOAN CREDIT FACILITY]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Anvar Musayev
Name:	Anvar Musayev
Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT FACILITY]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Edward Sacks
Name:	Edward Sacks
Title:	Managing Director

[SIGNATURE PAGE TO TERM LOAN CREDIT FACILITY]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Alia Qaddumi
Name:	Alia Qaddumi
Title:	Director

[SIGNATURE PAGE TO TERM LOAN CREDIT FACILITY]

TRUIST BANK, as a Lender

By:	/s/ Lincoln LaCour
Name:	Lincoln LaCour
Title:	Director

[SIGNATURE PAGE TO TERM LOAN CREDIT FACILITY]

COBANK, ACB, as a Lender

By:	/s/ Jared A Greene
Name:	Jared A Greene
Title:	Assistant Corporate Secretary

[SIGNATURE PAGE TO TERM LOAN CREDIT FACILITY]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Beth Johnson
Name:	Beth Johnson
Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT FACILITY]

MUFG BANK, LTD., as a Lender

By:	/s/ Edward Andrew
Name:	Edward Andrew
Title:	Authorized Signatory

[SIGNATURE PAGE TO TERM LOAN CREDIT FACILITY]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Kamila Ferraz Araujo
Name:	Kamila Ferraz Araujo
Title:	Director

[SIGNATURE PAGE TO TERM LOAN CREDIT FACILITY]

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Brandon Kast
Name:	Brandon Kast
Title:	Executive Director

[SIGNATURE PAGE TO TERM LOAN CREDIT FACILITY]

ING CAPITAL LLC, as a Lender

By:	/s/ Gabriel D’Huart
Name:	Gabriel D’Huart
Title:	Direct

By:	/s/ Subha Pasumarti
Name:	Subha Pasumart
Title:	Managing Director

[SIGNATURE PAGE TO TERM LOAN CREDIT FACILITY]

REGIONS BANK, as a Lender

By:	/s/ Adam Kruithof
Name:	Adam Kruithof
Title:	Director

[SIGNATURE PAGE TO TERM LOAN CREDIT FACILITY]

TRUSTMARK NATIONAL BANK, as a Lender

By:	/s/ Michael Londono
Name:	Michael Londono
Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN CREDIT FACILITY]

SCHEDULE A

PRICING GRID

SOFR Margin/ Base Rate Margin:	The amount on any date that corresponds to the Applicable Rating Level in effect on such date as set forth below:

Pricing Grid

Level	SOFR Margin	Base Rate Margin
I	1.25%	0.25%
II	1.375%	0.375%
III	1.625%	0.625%
IV	1.750%	0.750%
V	2.000%	1.000%

A-1